Exhibit 10.5

March 1, 2023

Eric Eid

1301 A Street, Suite 800

Tacoma, Washington 98401-2156

Dear Eric:

As you know, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 11, 2021, by and between Umpqua Holdings Corporation (“Umpqua”), Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc. has been successfully completed. We greatly appreciate your efforts and contributions that helped lead to the closing of the Merger (the “Closing”) and we believe that your continued service will be essential for a successful integration. This letter confirms our discussions regarding your ongoing role with the combined company following the Merger (the “Combined Company”).

1.	Your Integration Role

Following the Closing, you will have the title, position and work location with the Combined Company set forth on the attached Annex A (your “Integration Role”).

2.	Your Retention Award

In recognition of the value we believe your continued service will bring to the Combined Company, we are pleased to offer you the opportunity to earn a cash retention award (the “Retention Award”) in the aggregate amount of $300,000. The Retention Award will vest and be payable in two installments, with 34% ($102,000) to vest on the Core Operating and Business Banking Treasury Management systems conversion date of the banking operation of Columbia and Umpqua as determined by the Combined Company in its discretion (the “Systems Conversion Date”) and the remaining 66% ($198,000) to vest on the first anniversary of the Systems Conversion Date (the Systems Conversion Date and such anniversary, a “Vesting Date”), in each case subject to your continued employment in good standing with the Combined Company through the applicable Vesting Date. If your employment terminates (or you have notified the Combined Company of your resignation) for any reason prior to a Vesting Date, you will forfeit any then-unvested portion of the Retention Award. Assuming you satisfy the vesting requirements, the applicable installment of the vested portion of the Retention Award will be paid to you in cash in a lump sum within thirty (30) days after the Vesting Date.

Notwithstanding the foregoing, if, prior to the final Vesting Date, your employment is terminated (i) by the Combined Company other than for Cause, (ii) by you for Good Reason or (iii) due to your death or disability (as defined in the Combined Company’s long-term disability policy then applicable to you) (the termination events in clauses (i), (ii) and (iii) collectively referred to as a “Qualifying Termination”), then any then-unvested portion of the Retention Award will vest in full, subject to your (or, in the event of your death, your estate’s) execution and the effectiveness of a general release of statutory claims in favor of the Combined Company and its affiliates substantially in the form attached hereto as Annex B (the “Release”), and be paid to you in cash in a lump sum within sixty (60) days after your date of termination. On any other termination of employment, the then-unvested portion of the Retention Award will be forfeited.

For purposes of this letter, “Cause” and “Good Reason” have the meanings ascribed to such terms in your Change in Control Agreement with Columbia, dated as of March 2, 2020 (your “Change in Control Agreement”); provided, however, that prong (b) of the definition of “Good Reason” is hereby modified and shall refer to a material diminution in your authority, duties or responsibility with respect to your Integration Role (rather than with respect to your role and position as of immediately prior to the Closing); and provided, further, that in order to constitute a termination for Good Reason, you must provide the written notice to the Combined Company describing the circumstances that constitute Good Reason within 30 days of when you first learn of the existence of such circumstances, and the Combined Company shall be given a period of no less than 30 days to cure such circumstances.

3.	Your Change in Control Agreement

As you know, Section 2 of your Change in Control Agreement would entitle you to certain payments and benefits upon a qualifying termination of employment during the three hundred and sixty five (365)-day period following a change in control of Columbia, such as the Merger.

In order for you to continue to serve the Combined Company following the Closing without concern about your potential rights under your Change in Control Agreement, the payments and benefits under the Change in Control Agreement will be treated in the manner described below, which provides you with the opportunity to receive the value of the severance under Section 2(a) of the Change in Control Agreement without having to terminate employment. Tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, “Section 409A”), prevent us from paying certain of these amounts to you until you have a “separation from service” within the meaning of Section 409A.

In full satisfaction of the obligations under Section 2 of the Change in Control Agreement, an amount equal to $710,000, which is the value of the payments under Section 2(a) of your Change in Control Agreement determined as of the date hereof (the “Existing Agreement DC Amount”), will be credited as soon as reasonably practicable (but no later than forty-five (45) days) after the Closing to a deferred compensation account established in your name under a deferred compensation plan (the “DC Plan”) maintained by the Combined Company (the “Merger DC Account”). The Existing Agreement DC Amount will vest in two equal installments, with 50% ($355,000) to vest on the first anniversary of the Closing and the remaining 50% ($355,000) to vest on March 1, 2024, in each case subject to your continued employment in good standing with the Combined Company through such date.

Notwithstanding the foregoing, if prior to March 1, 2024, you experience a Qualifying Termination, any then-unvested portion of the Merger DC Account will vest in full, subject to your (or, in the event of your death, your estate’s) execution and the effectiveness of the Release. On any other termination of employment, the then-unvested portion of the Merger DC Account will be forfeited.

Through the date(s) of payment, the amounts in the Merger DC Account may be deemed invested in the investment alternatives available under the DC Plan based on your direction. Subject to any required delay under Section 409A, upon any termination of employment that constitutes a separation from service, the vested amounts in the Merger DC Account will be paid to you over a two-year period in equal monthly payments without interest on the last day of each month, beginning with the month in which the separation from service occurs (provided that, if there is delay of payment required due to the application of Section 409A (as described in Section 7 below), the first installment payment will include all amounts that would otherwise have been paid to you during the period beginning on the date of your separation from service and ending on the first payment date if no delay had been imposed). Neither the Existing Agreement DC Amount nor the Merger DC Account is, or shall be subject to, or eligible for, any existing or future deferral elections. For all purposes hereof, references to the Merger DC Account shall include the Existing Agreement DC Amount (prior to or following such amount being credited to the Merger DC Account) and the earnings thereon. You understand and agree that you are solely responsible for the investment experience of the Existing Agreement DC Amount and it is possible that the Existing Agreement DC Amount will decrease in value based on the investment elections you choose.

If, prior to the final payment date of the Merger DC Account, you violate any of the restrictive covenants under the Change in Control Agreement that are incorporated herein pursuant to Section 5 (without regard to whether such Change in Control Agreement has otherwise expired), the Combined Company will have any remedies, including forfeiture of the amounts in the Merger DC Account and clawback of any previously paid amounts in the Merger DC Account, that may be available to it in law or at equity.

By signing this letter, you are agreeing that the obligations under the Change in Control Agreement will be handled as set forth herein and that, from and after the Closing, the Change in Control Agreement will terminate and be of no force or effect, except for any provisions thereof that expressly survive as provided in this letter. In addition, if your employment is terminated for any reason during the two (2)-year period following the Closing, you will not be entitled to severance or any additional termination payments or benefits under any severance or separation pay plan of the Combined Company.

4.	Treatment of Equity Awards Granted at or after the Closing

If your employment is terminated by the Combined Company other than for Cause during the two (2)-year period following the Closing, subject to your execution and the effectiveness of the Release, any outstanding equity or equity-based awards held by you immediately prior to your termination that were granted at or after the Closing will vest in full (without proration) with respect to any service vesting requirement, with any awards that are subject to a performance-vesting condition to remain outstanding and eligible to be earned in full (without proration) based on the level of performance achieved, as if you had remained employed for the full performance period. Any such vested awards (other than performance-vesting awards) will be settled within sixty (60) days of your date of termination (or such later date as may be required to avoid the imposition of penalty taxes under Section 409A), and any such performance-vesting awards that are determined to be earned will be settled at the time that similar awards held by active similarly situated executives of the Combined Company are settled generally. For the avoidance of doubt, any outstanding equity or equity-based awards held by you as of immediately prior to your termination that were granted prior to the Closing will be treated in accordance with the terms of the applicable award agreement.

5.	Restrictive Covenants

You acknowledge and agree that Section 5 (Restrictive Covenants) of your Change in Control Agreement is incorporated by reference and will continue to apply as if set forth herein, mutatis mutandis, with references to “the Company” to refer to “the Combined Company,” references to “Employee” to refer to “you” and such other interpretive modifications as are necessary to preserve the intent and meaning of such provisions. Furthermore, you acknowledge and agree that all such restrictive covenants are in addition to, and not in lieu of, any other similar covenants to which you may be or become subject under any other plan or agreement with Columbia, the Combined Company or any of their affiliates.

6.	Section 280G

You acknowledge and agree that Section 6 (Section 280G of the Code) of your Change in Control Agreement is incorporated herein by reference and will apply to any payments made pursuant to this letter, with references to “the Company” to refer to “the Combined Company,” references to “Employee” to refer to “you” and such other interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

7.	Section 409A

It is intended that the payments and benefits described under this letter will be in compliance with Section 409A or an exemption thereto, and this letter will be interpreted and administered consistent with these intentions. The Retention Award is intended to qualify for the “short-term deferral” exception, and be exempt from the requirements, of Section 409A. Notwithstanding the foregoing, the Combined Company does not have and will not have responsibility for any taxes, penalties or interest incurred by you in connection with payments and benefits provided under this letter, including any imposed by Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of the Retention Award under this letter will be treated as a separate payment of compensation. All payments that constitute nonqualified deferred compensation under Section 409A of the Code that are to be made upon a termination of employment may only be made upon a “separation from service” to the extent necessary to avoid the imposition of penalty taxes on you pursuant to Section 409A. In the event the payment of nonqualified deferred compensation subject to Section 409A is contingent on execution of the Release and the designated period to execute the Release crosses two taxable years, payment of such nonqualified deferred compensation will in all events always be paid in the second taxable year. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter. Without limiting the generality of the foregoing, if, as of the date of termination of your employment, you are a “specified employee,” amounts that constitute nonqualified deferred compensation under Section 409A to be paid or provided during the period between your termination of service with the Combined Company and the date that is six (6) months thereafter on account of your separation from service, including the amounts in the Merger DC Account, will be paid or provided to you on the first business day that is six (6) months and a day following the date of such termination (or, if earlier, immediately following the date of your death).

8.	Security

You agree and covenant (i) to comply with all Combined Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards/fobs, access codes, Combined Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Combined Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Combined Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of your employment, whether termination is voluntary or involuntary. You agree to notify the Combined Company promptly in the event you learn of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Combined Company property or materials by others.

Upon (a) voluntary or involuntary termination of your employment or (b) the Combined Company’s request at any time during your employment, you shall (i) provide or return to the Combined Company any and all Combined Company property, including keys, key cards, access cards/fobs, identification cards, security devices, employer credit cards, network access devices, computers, tablets, cell phones, smartphones, PDAs, equipment, work product, email and voicemail messages, disks, thumb drives or other removable information storage devices, hard drives, and data and all Combined Company documents and materials belonging to the Combined Company and stored in any fashion, including, but not limited to, those that constitute or contain any Confidential Information, that are in the possession or control of you, whether they were provided to you by the Combined Company or any of its affiliates or business associates or created by you in connection with your employment by the Combined Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Combined Company that remain in your possession or control, including those stored on any non-Combined Company devices, networks, storage locations, and media in your possession or control.

For purposes of this Section 8, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs and software, applications, operating systems, software design, web design, work-in-process, databases, data, records, supplier and vendor information, financial information, results, accounting information and records, legal information, marketing and advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, reports, internal controls, security procedures, market studies, sales information, revenue, costs, product plans, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, customer and client information, customer lists, client lists, prospect lists and information of the Combined Company and its affiliates or its businesses, or of any other person or entity that has entrusted information to the Combined Company or its affiliates in confidence. You understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. You understand and agree that Confidential Information includes information developed by you in the course of employment by the Combined Company as if the Combined Company furnished the same Confidential Information to you in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to you; provided that, such disclosure is through no direct or indirect fault of you or person(s) acting on your behalf.

9.	Miscellaneous

The Retention Award, the Existing Agreement DC Amount and the Merger DC Account will not count toward or be considered in determining payments or benefits under any other plan, program or agreement of Columbia, the Combined Company or their respective affiliates. The Retention Award and the Merger DC Account will be subject to withholding for applicable income and payroll taxes or otherwise as required by applicable law.

This letter is personal to you and, without the prior written consent of the Combined Company, is not assignable by you. This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees. This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Combined Company and its successors and assigns.

This letter will be governed and construed in accordance with the laws of the State of Washington, without regard to conflict of laws principles thereof. Section 9.5 (Governing Law; Venue) of your Change in Control Agreement is incorporated by reference and will continue to apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

This letter may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately re-formed or modified).

This letter shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Combined Company or its successors or affiliates. You acknowledge and understand that your employment with the Combined Company is on an “at will” basis.

This letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other agreement or understanding between the parties with respect to the subject matter hereof, including the Change in Control Agreement, other than the provisions of the Change in Control Agreement that are expressly incorporated into this letter.

This letter may be executed in separate counterparts, each of which will be deemed to be an original but all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by electronic transmission, including in portable document format (.pdf), will be deemed as effective as delivery of an original executed counterpart of this letter.

[Signature page follows]

We thank you for the valuable contributions which you have made and for which we are sure you will continue to make to the Combined Company. In order to be eligible to receive the Retention Award and the Existing Agreement DC Amount, it is important that you sign this letter and return it to me as soon as practicable and no later than March 30, 2023.

Sincerely yours,

/s/ Clint E. Stein
COLUMBIA BANKING SYSTEM, INC.
Name:	Clint E. Stein
Title:	President and Chief Executive Officer

Agreed to and accepted:

/s/ Eric Eid
Name:	Eric Eid
Date:	March 1, 2023

[Signature Page to Letter Agreement]

ANNEX A

Title and Position: Executive Vice President, Chief Integration Officer, Umpqua Bank

Work Location: Tacoma, WA

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ANNEX B

RELEASE

1.    Release. By signing this release of Claims (as defined below) (the “General Release”), you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits provided to you by Columbia Banking System, Inc. (the “Company”) pursuant to Sections 2, 3 and 4 of that certain letter agreement between you and the Company, dated as of March 1, 2023 (the “Letter Agreement”), knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this General Release arising under or in connection with your employment or termination of employment or services with the Company and its subsidiaries and affiliates (together, as constituted from time to time, the “Group”), including, without limitation: breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Washington Law Against Discrimination, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Washington Paid Family and Medical Leave Act, the Washington Paid Sick Leave Law, the Washington Family Care Act, the Washington Domestic Violence Leave Law, the Washington Minimum Wage Act, the Washington Industrial Safety and Health Act, the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. This General Release will not, however, apply to or affect (i) any obligation of the Company pursuant to the Letter Agreement, (ii) any indemnification or similar rights from the Group you may have as a current or former officer, director, employee or agent of the Group, including, without limitation, any and all rights thereto under applicable law, the bylaws or other governance documents of any member of the Group, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements (including the Letter Agreement), as applicable, (iii) any Claim you may have as the holder or beneficial owner of securities of any member of the Group or other rights relating to securities or equity awards in respect of the common stock of any member of the Group, (iv) any benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (v) any benefit to which you are entitled under any tax qualified pension plan of the Group, continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, vested benefits under any other benefit plans of the Group or any other welfare benefits required to be provided pursuant to the terms of the applicable plan, (vi) rights to accrued but unpaid salary, paid time off, vacation or other compensation through the date of your termination of employment, (vii) any unreimbursed business expenses and (viii) any claims that may arise in the future from events or actions occurring after your date of termination of employment or services or which may not be released through an agreement such as this General Release under applicable law (claims with respect thereto, collectively, “Excluded Claims”).

2.    Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims. Notwithstanding the foregoing, nothing in this Release Agreement is intended to waive your right to testify, assist, file or participate in any investigation, hearing, charge or proceeding conducted by a government agency such as the Equal Employment Opportunity Commission or the Washington State Human Rights Commission. However, this Release Agreement prohibits you from seeking, accepting or being entitled to any monetary relief, whether for yourself individually or as a member of a class or group, and you expressly waive any right to recover any damages or monetary benefit from any such proceeding.

3.    Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this General Release, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one (21) days to review this General Release, and you are signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under Sections 2, 3 and 4 of the Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven (7) calendar days from the date you sign this General Release to revoke your signature on this General Release, and that this General Release and any obligations that the Company has under Sections 2, 3 and 4 of the Letter Agreement will not become effective if you exercise your right to revoke your signature on this General Release within seven (7) days from the date you sign this General Release. You understand that such revocation must be delivered to the Company at its headquarters, directed to the attention of the Company’s General Counsel, during such period to be effective.

4.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that State.

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IN WITNESS WHEREOF, this General Release has been executed on the date set forth below.

By:
Name:	Eric Eid
Date:

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ANNEX C

SYSTEMS CONVERSION DATE

For purposes of this letter, the Systems Conversion Date referenced in Section 2 thereof will be defined and determined as follows.

As relates to the conversion of the Core Operating and Business Banking Treasury Management Systems, the “Systems Conversion Date” will be the date upon which the Compensation Committee of the Board of Directors of the Combined Company, in its discretion, certifies that the following conversion conditions have been successfully met:

•

Successful data conversion: Columbia core data (inclusive of approximately 750,000 accounts, $11 billion in loans and $16 billion in deposits) was transferred accurately and completely to the Umpqua technology environment.

•

Systems and applications are working as designed: The Combined Company is operating with business as usual. For example, customers are transacting at branches, new accounts are being opened and data is flowing to supporting applications such as the GL, BSA/AML systems, Q2 mobile banking, FIS D1B business online banking, wires, ACH platforms and item processing.

•

Customer issues are resolved promptly and internal resources are using the correct support mechanisms: The IMO Command Center will be the central aggregator of any unexpected customer issues and coordinate with the business unit support mechanisms for successful remediation of any issues. Issue tracking and resolution management reports will be created daily for visibility.

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